Exhibit 99.1

K2M Group Holdings, Inc. Reports Revenue Growth of 16.7% in Constant Currency and Increases Fiscal Year 2015 Revenue Guidance Range

Leesburg, VA, November 3, 2015 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the "Company" or "K2M"), a global medical device company focused on designing, developing and commercializing innovative and proprietary complex spine and minimally invasive technologies and techniques, today reported financial results for the third quarter ended September 30, 2015.

Third Quarter Financial Summary:

•	Total reported revenue of $55.0 million, up 15.5% year-over-year. Total revenue increased 16.7% year-over-year on a constant currency basis.

•	Domestic revenue of $39.5 million, up 14.8% year-over-year

•	U.S. Complex Spine growth of 15.5% year-over-year

•	U.S. Minimally Invasive Surgery (MIS) growth of 40.8% year-over-year

•	U.S. Degenerative growth of 4.6% year-over-year

•	International revenue of $15.6 million, up 17.5% year-over-year. International revenue increased 22.0% year-over-year on a constant currency basis.

Third Quarter Highlights:

•
On July 8, 2015, the Company announced the launch of six of its spinal systems in Singapore and Hong Kong. The offerings include K2M's flagship complex spine offering, the MESA® Deformity Spinal System, and two minimally invasive offerings, the EVEREST® Minimally Invasive Spinal System and the TERRA NOVA® Minimally Invasive Access System. The Company will also launch three of its degenerative spinal systems in the region: the EVEREST® Degenerative Spinal System, the ALEUTIAN® Transforaminal-Lumbar (TLIF) 2 Interbody System and the ALEUTIAN® Anatomically-Narrow (AN) Interbody System.

•
On September 3, 2015, the Company announced it had received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market the PYRENEES® Mono Cervical Plate System, the Company's latest addition to the family of PYRENEES products. In addition to U.S. regulatory clearance, K2M also received a CE Mark for the system, which allows the Company to expand the global availability of the product.

•
On September 30, 2015, the Company announced the U.S. commercial launch of the EVEREST® Deformity Spinal System at the Scoliosis Research Society (SRS) 50th Annual Meeting in Minneapolis, Minnesota. EVEREST Deformity is an expansion of the EVEREST family of products, which includes the EVEREST Degenerative and EVEREST Minimally Invasive Spinal Systems.

•
On October 13, 2015, the Company announced it had received 510(k) clearance from the U.S. Food and Drug Administration (FDA) and CE Mark for CASCADIA(TM) AN & TL Interbody Systems, featuring Lamellar Titanium Technology™, the Company's new and proprietary technology that uses 3D printing with the goal of allowing for bony integration throughout an implant.

“Third quarter financial and operating results represent strong evidence of K2M successfully executing its growth strategy,” said President and Chief Executive Officer, Eric Major. “We continue to gain market share in the global spine market--posting 17% revenue growth on a constant currency basis this quarter--and we continue to enhance our foundation for future growth by leveraging our development pipeline into new and innovative technology introductions and expanding our distribution capabilities around the world.”

Major continued, “We were very pleased with our performance during the 2015 deformity season, both in terms of the strong sales of our portfolio of innovative complex spine products, and in terms of the continued positive feedback from the spine surgeon community regarding K2M’s six differentiated new product introductions in 2015. We look forward to continued

strength in our financial results over the balance of fiscal 2015 as we continue to execute against our strategic growth objectives.”

Third Quarter Financial Results

Total revenue for the third quarter ended September 30, 2015 increased 16.7% year-over-year on a constant currency basis. Total reported revenue increased $7.4 million, or 15.5%, to $55.0 million, compared to $47.6 million in the same period of the prior year. The increase was primarily driven by greater sales volume from new surgeon customers in the U.S., existing surgeon customers upgrading to newer product offerings and growth in international distributor markets, primarily Denmark, Saudi Arabia, Japan and South Africa.

Geographically, revenue in the United States increased $5.1 million, or 14.8% year-over-year, to $39.5 million, and international revenue increased $2.3 million, or 17.5% year-over-year, to $15.6 million. Foreign currency exchange impacted third quarter international revenue by approximately $0.5 million, representing approximately 450 basis points of growth year-over-year.

	Three Months Ended September 30,		Increase / Decrease
	2015	2014	$ Change	% Change	% Change
($ in thousands)	(as reported)				(constant currency)
United States	$39,459	$34,385	$5,074	14.8%	14.8%
International	15,550	13,239	2,311	17.5%	22.0%
Total Revenue:	$55,009	$47,624	$7,385	15.5%	16.7%

	Nine Months Ended September 30,		Increase / Decrease
	2015	2014	$ Change	% Change	% Change
($ in thousands)	(as reported)				(constant currency)
United States	$116,055	$97,371	$18,684	19.2%	19.2%
International	45,732	39,992	5,740	14.4%	19.3%
Total Revenue:	$161,787	$137,363	$24,424	17.8%	19.2%

By procedure category, U.S. revenue in our Complex Spine, MIS and degenerative categories represented 42.7%, 18.8% and 38.5% of U.S. revenue, respectively, for the three months ended September 30, 2015; and 41.6%, 17.3% and 41.1% of U.S. revenue, respectively, for the nine months ended September 30, 2015.

	Three Months Ended September 30,		Increase / Decrease
	2015	2014	$ Change	% Change
($ in thousands)
Complex Spine	$16,852	$14,585	$2,267	15.5%
Minimally Invasive	7,401	5,258	2,143	40.8%
Degenerative	15,206	14,542	664	4.6%
U.S Revenue:	$39,459	$34,385	$5,074	14.8%

	Nine Months Ended September 30,		Increase / Decrease
	2015	2014	$ Change	% Change
($ in thousands)
Complex Spine	$48,204	$40,375	$7,829	19.4%
Minimally Invasive	20,124	15,138	4,986	32.9%
Degenerative	47,727	41,858	5,869	14.0%
U.S Revenue:	$116,055	$97,371	$18,684	19.2%

Gross profit for the third quarter of 2015 increased $6.1 million, or 19.5% year-over-year, to $37.6 million, or 68.4% of sales, compared to $31.5 million, or 66.1% of sales last year. The increase in gross profit as a percentage of revenue is primarily due to decreased expenses associated with our custom instruments and a reduction in our medical device excise tax due to prior period recoveries. Gross profit includes amortization expense on investments in surgical instruments and the U.S. medical device excise tax. Instrument amortization expense increased $0.8 million to $3.1 million, or 5.6% of sales, for the three months ended September 30, 2015, compared to $2.3 million, or 4.8% of sales, last year. Third quarter of fiscal 2014 cost of goods included medical device excise tax of $0.5 million, or 1.05% of total Company sales.

Operating expenses for the third quarter of 2015 increased $3.2 million, or 7.3% year-over-year, to $47.6 million, compared to $44.4 million for the same period last year. The increase in operating expenses in the current period as compared to the same period last year was primarily driven by a 7.2% increase in sales and marketing expenses, a 5.8% increase in research and development expenses and an 8.0% increase in general and administrative expenses largely as a result of previously deferred stock-based compensation expense recognized in the current period.

Loss from operations for the third quarter of 2015 was $10.0 million, compared to a loss of $12.9 million last year. Loss from operations included intangible amortization of $2.5 million and $5.0 million for the third quarters of 2015 and 2014, respectively. Net loss attributable to common stockholders for the third quarter of 2015 was $10.2 million, or $(0.25) per diluted share, compared to $16.1 million, or $(0.43) per diluted share, for the third quarter of 2014. Net loss attributable to common stockholders in the third quarter of fiscal 2014 included the impact of foreign currency transaction losses of $3.1 million, or $(0.08) per diluted share compared to an immaterial amount in the third quarter of 2015, due to significantly lower intercompany balances in 2015. Foreign currency losses impacted operating results last year due to changes in the average exchange rates of the U.S. Dollar, Pound Sterling and Euro applied to intercompany transactions in both periods. Loss per share in the third quarter of 2015 benefited in part due to the increased number of shares outstanding resulting from the Company's follow-on public offerings in February 2015 and July 2015 which represented approximately $0.02 per share compared to last year.

As of September 30, 2015, cash and cash equivalents were $43.7 million compared to $11.4 million as of December 31, 2014 and we had no outstanding indebtedness. Working capital was $115.3 million, compared to working capital of $69.7 million as of December 31, 2014.
2015 Outlook
For the full year 2015, the Company now expects:

•
Total revenue on a constant currency basis in the range of $218 million to $220 million, representing growth of 17% to 18% year-over-year. This compares to the Company’s previous guidance range of full year 2015 constant currency revenue in the range of $214 million to $218 million, representing growth of 15% to 17% year-over-year on a constant currency basis. The Company continues to expect total revenue on a reported basis for the full year 2015 period to be impacted by approximately $2 million as a result of foreign exchange fluctuations. Total revenue on a reported basis is estimated in a range of $216 million to $218 million, representing growth of approximately 16% to 17% year-over-year as compared to the Company’s previous guidance range of $213 million to $217 million, or 14% to 16% growth year over year.

•	Total net loss of approximately $39.5 million to $40.5 million, compared to a total net loss of $59.6 million in fiscal year 2014.

•	Adjusted EBITDA in a range of $(2.0) million to $0.0 million, compared to Adjusted EBITDA of ($8.8) million in fiscal year 2014.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time today to discuss the results of the quarter and to host a question and answer session. Those who would like to participate may dial 888-430-8705 (719-325-2402 for international callers) and provide access code 376216 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company’s website at http://Investors.K2M.com.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 376216. The webcast will be archived on the investor relations section of the Company’s website.

About K2M Group Holdings, Inc.

K2M Group Holdings, Inc. is a global medical device company focused on designing, developing and commercializing innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most difficult and challenging spinal pathologies. K2M has leveraged these core competencies to bring to market an increasing number of products for patients suffering from degenerative spinal conditions. These technologies and techniques, in combination with a robust product pipeline, enable the Company to favorably compete in the global spinal surgery market. Additional information is available online at www.K2M.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability; our ability to successfully demonstrate the merits of our technologies; pricing pressure from our competitors, hospitals and changes in third-party coverage and reimbursement; competition and our ability to develop and commercialize new products; aggregation of hospital purchasing from collaboration and consolidation; hospitals and other healthcare providers may be unable to obtain adequate coverage and reimbursement for procedures performed using our products; the safety and efficacy of our products is not yet supported by long-term clinical data; our dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors; the proliferation of physician-owned distributorships; concentration of sales from a limited number of spinal systems or products that incorporate these technologies; loss of the services of key members of our senior management, consultants or personnel; ability to enhance our product offerings through our research and development efforts; failure to properly manage our anticipated growth; acquisitions of or investments in new or complementary businesses, products or technologies; ability to train surgeons on the safe and appropriate use of our products; requirements to maintain high levels of inventory; impairment of our goodwill or intangible assets; disruptions in our information technology systems; any disruption in operations at our headquarters facility or an ability to ship a sufficient number of our products to meet demand; ability to strengthen our brand; fluctuations in insurance cost and availability; extensive governmental regulation; failure to obtain or maintain regulatory approvals and clearances; requirements for new 510(k) clearances, premarket approvals or new or amended CE Certificates of Conformity; medical device reporting regulations, voluntary corrective actions or agency enforcement actions; a recall of our products or the discovery of serious safety issues with our products; possible enforcement action if we engage in improper marketing or promotion of our products; the misuse or off-label use of our products; delays or failures in any future clinical trials; the results of clinical trials; procurement and use of allograft bone tissue; environmental laws and regulations; compliance by us or our sales representatives with fraud and abuse laws; U.S. legislative or regulatory healthcare reforms; medical device tax provisions in the healthcare reform laws; our need to generate significant sales to become profitable; potential fluctuations in sales volumes and our results of operations may fluctuate over the course of the year; uncertainty in our future capital needs; continuing worldwide economic instability; our inability to protect our intellectual property rights; our reliance on patent rights that we either license from others or have obtained through assignments; our patent litigation; the outcome of potential claims that we, our employees, our independent sales agencies or our distributors have wrongfully used or disclosed alleged trade secrets or are in breach of non-competition or non-solicitation agreements with our competitors; potential product liability lawsuits; operating risks relating to our international operations; our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside the United States; control by and possible conflicts of interest with our controlling shareholder; increased costs and additional regulations and requirements as a result of becoming a public company; our ability to implement and maintain effective internal control over financial reporting in the future; the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 18, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.

We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward looking statements and you should not place undue reliance on our forward-looking statements.

Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$43,676	$11,411
Accounts receivable, net	41,785	33,937
Inventory, net	61,102	52,617
Deferred income taxes	2,223	3,437
Prepaid expenses and other current assets	10,198	3,911
Total current assets	158,984	105,313
Property and equipment, net	5,125	4,220
Goodwill	121,814	121,814
Intangible assets, net	34,401	41,609
Other assets, net	23,873	29,672
Total assets	$344,197	$302,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,422	$14,018
Accrued expenses	11,114	10,077
Accrued payroll liabilities	12,153	11,488
Total current liabilities	43,689	35,583
Deferred income taxes	7,265	8,479
Other liabilities	847	112
Total liabilities	51,801	44,174

Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 41,223,685 and 37,366,098 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	41	37
Additional paid-in capital	450,736	386,795
Accumulated other comprehensive income	2,546	1,827
Accumulated deficit	(160,927)	(130,205)
Total stockholders’ equity	292,396	258,454
Total liabilities and stockholders’ equity	$344,197	$302,628

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$55,009	$47,624	$161,787	$137,363
Cost of revenue	17,390	16,135	53,507	46,583
Gross profit	37,619	31,489	108,280	90,780
Operating expenses:
Research, development and engineering	5,154	4,872	14,808	11,854
Sales and marketing	26,808	25,016	79,588	71,185
General and administrative	15,667	14,507	42,575	47,158
Total operating expenses	47,629	44,395	136,971	130,197
Loss from operations	(10,010)	(12,906)	(28,691)	(39,417)
Other expense:
Foreign currency transaction loss	(12)	(3,081)	(1,552)	(2,131)
Discount on prepayment of notes to stockholders	—	—	—	(4,825)
Interest expense	(110)	(116)	(354)	(2,115)
Total other expense, net	(122)	(3,197)	(1,906)	(9,071)
Loss before income tax expense	(10,132)	(16,103)	(30,597)	(48,488)
Income tax expense	83	37	125	82
Net loss	(10,215)	(16,140)	(30,722)	(48,570)
Accretion and adjustment of preferred stock to fair value	—	—	—	6,879
Net loss attributable to stockholders	$(10,215)	$(16,140)	$(30,722)	$(41,691)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.25)	$(0.43)	$(0.77)	$(1.39)
Weighted average shares outstanding:
Basic and diluted	41,074,245	37,127,155	39,892,068	30,084,010

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net loss	$(30,722)	$(48,570)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,396	27,339
Provision for allowance for doubtful accounts	177	351
Provision for inventory allowances	1,128	1,368
Stock-based compensation	8,863	3,830
Amortization of issuance and discount costs included in interest expense	—	4,928
Changes in operating assets and liabilities:
Accounts receivable	(7,729)	(283)
Inventory	(6,839)	(17,190)
Prepaid expenses and other assets	(5,262)	(4,472)
Accounts payable, accrued expenses, and accrued payroll liabilities	8,795	4,175
Net cash used in operating activities	(13,193)	(28,524)
Investing activities
Purchase of surgical instruments	(6,595)	(9,111)
Purchase of property and equipment	(2,424)	(1,507)
Purchase of intangible assets	(538)	(20)
Net cash used in investing activities	(9,557)	(10,638)
Financing activities
Borrowings on bank line of credit	25,000	—
Repayments on bank line of credit	(25,000)	(23,500)
Proceeds from issuances of notes to stockholders	—	14,634
Prepayment of notes to stockholders	—	(39,212)
Payment of dividends on Series A and Series B redeemable convertible preferred stock	—	(18,547)
Proceeds from issuances of common stock, net of issuance costs	54,401	121,898
Issuances and exercise of stock-based compensation benefit plans, net of income tax	925	(279)
Net cash provided by financing activities	55,326	54,994
Effect of exchange rate changes on cash and cash equivalents	(311)	(66)
Net increase in cash and cash equivalents	32,265	15,766
Cash and cash equivalents at beginning of period	11,411	7,419
Cash and cash equivalents at end of period	$43,676	$23,185

Significant noncash financing activities
Accretion of Series A redeemable convertible preferred stock	$—	$1,195
Accretion of Series B redeemable convertible preferred stock	$—	$(15)
Adjustment of preferred stock to fair value	$—	$(8,059)
Deferred offering costs	$244	$720
Cash paid for:
Income taxes	$93	$36
Interest	$91	$1,736

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, and Adjusted EBITDA.

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

Constant currency information compares results between periods as if exchange rates had remained constant period-to-period. We calculate constant currency by converting the prior-year results using current-year foreign currency exchange rates.

Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments and medical device excise tax expense. We presented Adjusted Gross Profit because we believe it is a useful measure of our gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization as well as the medical device tax. We believe that Adjusted Gross Profit is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

Adjusted EBITDA represents net loss plus interest expense, discount on prepayment of notes to stockholders, income tax expense, depreciation and amortization, stock-based compensation expense and foreign currency transaction (gain) loss.

We present Adjusted EBITDA because we believe it is a useful indicator of our operating performance. Our management uses the measure principally as a measure of our operating performance and for planning purposes, including the preparation of our annual operating budget and financial projections. We believe Adjusted EBITDA is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe Adjusted EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternatives to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA on a supplemental basis. Our definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross Profit	$37,619	$31,489	$108,280	$90,780
Instrument amortization	3,142	2,307	9,146	6,002
Medical device excise tax	(51)	480	1,209	1,555
Adjusted Gross Profit (a Non-GAAP Measure)	$40,710	$34,276	$118,635	$98,337

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliations from Net Loss to Adjusted EBITDA
Net Loss	$(10,215)	$(16,140)	$(30,722)	$(48,570)
Interest expense	110	116	354	2,115
Discount on prepayment of notes to stockholders	—	—	—	4,825
Income tax expense	83	37	125	82
Depreciation and amortization	6,126	7,735	18,396	27,339
Stock-based compensation	4,954	2,072	8,863	3,830
Foreign currency transaction loss	12	3,081	1,552	2,131
Adjusted EBITDA (a Non-GAAP Measure)	$1,070	$(3,099)	$(1,432)	$(8,248)

The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2015 guidance:

Year Ended December 31,
2015
Net loss	$(40,000)
Interest expense	450
Income tax expense	200
Depreciation and amortization	24,850
Stock-based compensation expense	11,500
Foreign currency transaction loss	2,000
Adjusted EBITDA	$(1,000)

The reconciliation assumes the mid-point of the Adjusted EBITDA range and the midpoint of each component of the reconciliation, corresponding to Adjusted EBITDA guidance of $(2.0) million to $0 million for 2015.